Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 7 to File No. 333-188687; Amendment No. 23 to File No. 811-21652) of Fiduciary/Claymore MLP Opportunity Fund of our report dated January 27, 2016 on the financial statements and financial highlights of Guggenheim Fiduciary/Claymore MLP Fund included in the November 30, 2015 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
March 29, 2016